AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (“Amendment”) dated as of November 18, 2021 (the “Effective Date”) to the Amended and Restated Committed Facility Agreement dated as of March 6, 2019 by and between GUGGENHEIM STRATEGIC OPPORTUNITIES FUND (“Customer”), on the one hand, and BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LIMITED (“BNPP PB”), on the other.

WHEREAS, BNPP PB (as succcsesor in interest to BNP Paribas Prime Brokerage Inc.) and Customer have previously entered into a Committed Facility Agreement dated as of November 20, 2008, as amended from time to time (the “Original Agreement”).

WHEREAS, BNPP PB and Customer previously amended and restated the Original Agreement by entering into the Amended and Restated Committed Facility Agreement, dated as of March 6, 2019 (as may be further amended, supplemented, or otherwise modified from time to time, the “Amended and Restated CFA”).

WHEREAS, the parties desire to amend the Amended and Restated CFA as provided herein.

NOW THEREFORE, in consideration of the foregoing promises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, BNPP PB and the Customer agree as follows:

1.	Amendment of the financing rate under the Amended and Restated CFA

With effect from and including the Effective Date of this Amendment, the financing rate in respect of the Amended and Restated CFA shall be determined and payable in accordance with the related existing pricing letter until such time as the parties mutually agree, in writing, to modify the financing rates and fees contained in Appendix B to the Amended and Restated CFA (such mutally agreed modification a “Bilateral LIBOR Amendment”).
Notwithstanding the foregoing, from and including the Effective Date of this Amendment, the terms of the Attachment to the ISDA 2020 IBOR Fallbacks Protocol, as published on October 23, 2020 by the International Swaps and Derivatives Association, Inc. (the “Protocol”) are incorporated into and apply to the Amended and Restated CFA. For purposes of this Amendment, the parties will each be deemed to be an “Adhering Party” with respect to the Protocol as between themselves and references in the Protocol to a “Protocol Covered Document” will be deemed to include references to the Amended and Restated CFA. Capitalized terms used and not otherwise defined in this paragraph shall have the meanings set forth in the Protocol. For the avoidance of doubt, 1M LIBOR (as referenced in Appendix B to the Amended and Restated CFA) shall constitute a Relevant IBOR under the Protocol.

For the avoidance of doubt, the parties agree that, unless and until there exists a Bilateral LIBOR Amendment or an Index Cessation Effective Date (as defined under the Protocol) with respect to 1M LIBOR occurs (whichever comes earlier), the Benchmark shall remain 1M LIBOR, as specified on Appendix B. Furthermore, if there exists a conflict between the terms of any Bilateral LIBOR Amendment and the Protocol, the Bilateral LIBOR Amendment shall govern.

2.	Representations

Each party represents to the other party that all representations contained in the Agreement are true and accurate in all material respects as of the date of this Amendment (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties were true and accurate in all material respects as of such earlier date), and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

3.	Miscellaneous
(a)	Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings specified for such terms in the Agreement.
(b)	Entire Agreement. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.
(c)	Counterparts. This Amendment may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.
(d)	Headings. The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.
(e)	Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of New York (without reference to choice of law doctrine).

IN WITNESS WHEREOF the parties have executed this Amendment with effect from the first date specified on the first page of this Amendment.

BNP PARIBAS PRIME BROKERAGE INTERNATIONAL, LIMITED

/s/ Michael Krzewicki

Name: Michael Krzewicki

Title: Managing Director

/s/ Robert Lakeman

Name: Robert Lakeman
Title: Managing Director

GUGGENHEIM STRATEGIC OPPORTUNITIES FUND

/s/ John Sullivan

Name: John Sullivan

Title: Chief Financial Officer, Chief Accounting Officer and Treasurer

___________________________

Name:
Title:

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